EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc.
Commission File No.: 001-34292

Looking Forward by Looking Back	Letter to Shareholders July 6, 2009

Dear Shareholders,

I thought it was important to communicate with you in advance of the regularly scheduled second quarter report given the heightened trading activity of our stock. When we listed on the Nasdaq Capital Market on April 28, 2009, we cited the strong results our Company has continued to deliver—some of the best in the nation compared to banks in our peer group of $1 billion to $5 billion in assets. We believed we had a great story to tell and that the listing would provide more exposure for our stock and increased liquidity for our shareholders.

The results of the past 60 days would appear to be a validation of that decision. Our share price has moved from $22.75 on April 24th to $39.00 at the close of business on June 26th, an increase of more than 71%. Our volume has also increased dramatically, averaging almost 25,000 shares traded daily during that same period, culminating with more than 800,000 shares traded on June 26th. A primary factor in the increased volume was the addition of the Company to the Russell 3000 Index, a benchmark index of the 3,000 largest U.S. companies based upon total market capitalization. The Russell 2000 Index is a sub-set of the Russell 3000 and measures the performance of companies ranked 1,001-3,000 (small-cap companies). Each index reconstitutes each year at the end of June. New companies that meet the criteria are added, while those that do not are deleted. As a result, the Company is now included in each index.

While this level of activity is new for us as shareholders, I wanted to reassure you that our commitment to servicing our customers and delivering the results that have been expected over the 90 year history of Orrstown Bank continue to be our focus.

This is an extremely exciting time for our Company and I thank you for your support.

If you have any questions, please feel free to contact me either at my office (717) 530-2602 or by email at tquinn@orrstown.com. The management team and Board of Directors appreciate your continued support of our Company and Orrstown Bank.

Have a safe and happy summer.

Sincerely,

Thomas R. Quinn, Jr.

President and Chief Executive Officer

Orrstown Financial Services, Inc.

Certain statements in this letter may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

Enclosure: June 29th Russell 3000 Index Press Release